UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MARVEL ENTERTAINMENT, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARVEL ENTERTAINMENT, INC.
417 Fifth Avenue
New York, New York 10016

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

March 24, 2008

To the Stockholders of Marvel Entertainment, Inc.:

Marvel’s 2008 annual meeting of stockholders will be held on Tuesday, May 6, 2008 at 11:00 a.m.  We will meet at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York.  You may vote at the meeting if you owned common stock of Marvel at the close of business on March 10, 2008.

At the meeting, we plan to:

•	elect two directors to serve a term of three years and until the election and qualification of their respective successors;

•
vote on the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008; and

•	attend to other business properly presented at the meeting or any adjournment of the meeting.

To ensure that your vote will be counted, please vote on the Internet, by telephone at 1-800-690-6903 or by promptly signing and returning the enclosed proxy card in the enclosed prepaid envelope.  Your proxy card contains instructions for each of these voting options.

By Order of the Board of Directors, Benjamin Dean Secretary

TABLE OF CONTENTS

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MARVEL ENTERTAINMENT, INC.
417 Fifth Avenue
New York, New York 10016
___________________

PROXY STATEMENT
dated March 24, 2008
for the
2008 Annual Meeting of Stockholders
to be held on May 6, 2008
___________________

ABOUT THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Introduction; Location and Time of Annual Meeting

This proxy statement is being furnished by and on behalf of the Board of Directors of Marvel Entertainment, Inc., a Delaware corporation, in connection with the solicitation of proxies to be voted at the 2008 annual meeting of stockholders to be held at 11:00 a.m. EDT on Tuesday, May 6, 2008 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournments or postponements thereof.  Marvel’s principal offices are located at 417 Fifth Avenue, New York, New York 10016. Our telephone number is (212) 576-4000. This proxy statement and the enclosed proxy card are being made available to stockholders starting on or about March 24, 2008.

Proposals at Annual Meeting

At the annual meeting, stockholders will be asked to act on proposals to:

(1)	Re-elect Sid Ganis and James F. Halpin as directors to serve a term of three years and until the election and qualification of their respective successors;

(2)
Ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008; and

(3)	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting, Revocation and Solicitation of Proxies

All validly completed proxies received by Marvel (whether by mail, telephone or the Internet) in time for the annual meeting will be voted in accordance with the instructions given by the stockholder completing the proxy.  In the absence of instructions, a proxy will be voted FOR (1) the re-election of each of the two nominees identified above as a Marvel director and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.

The submission of a signed proxy card or a telephone or Internet vote will not affect a stockholder’s right to attend, or to vote in person at, the annual meeting.  Stockholders of record who

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execute a proxy card or a telephone or Internet vote may revoke their vote at any time before it is voted by (i) filing a revocation with our corporate secretary, (ii) completing a proxy bearing a later date or (iii) attending the annual meeting and voting in person.  A stockholder’s attendance at the annual meeting will not by itself revoke a proxy given by the stockholder.  Persons who hold our stock through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

Marvel will bear the cost of soliciting proxies.  In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone and other means.  Those parties will receive no additional compensation for those services.  Marvel requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of Marvel’s stock held of record by intermediaries.  Marvel will reimburse those brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

Householding of Proxies

In some cases, only one copy of this proxy statement (and the accompanying annual report) or the Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless Marvel has received contrary instructions from one or more of the stockholders.  Marvel will deliver promptly, upon written or oral request, a separate copy of this proxy statement (and the annual report) or the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.  To request separate delivery of these materials now or in the future, a stockholder may write to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016 or call (212) 576-4000, extension 8577.  Additionally, any stockholders who are currently sharing an address and receiving multiple copies of the proxy statement, the annual report or the Notice of Internet Availability of Proxy Materials and who would rather receive a single copy of those materials may so instruct us in the manner described above, or by contacting their broker.

Ability to Abstain or Withhold Authority on Matters

Boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to withhold authority to vote for one or both of the nominees for director or to abstain from the vote to ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008.

Record Date

Only holders of record of shares of Marvel’s common stock at the close of business on the record date, March 10, 2008, are entitled to notice of the annual meeting and will be entitled to vote at the annual meeting.  On the record date, there were issued and outstanding 78,160,502 shares of our common stock, each of which is entitled to one vote.

Quorum; Vote Required to Approve Each Proposal

A quorum of stockholders is necessary to hold a valid annual meeting.  The presence in person or by proxy at the annual meeting of holders of shares representing a majority of our common stock constitutes a quorum.

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Proposal 1: Election of Directors

The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter.  A properly executed proxy marked “Withhold Authority” with respect to the election of one or both directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum.  Therefore, withholding authority with respect to a director will not affect the outcome of the election of that director.  If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the election of directors.

Proposal 2: Ratification of the Appointment of Marvel’s Independent Registered Public Accounting Firm

Ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter.  Abstentions will be counted as present in determining whether a quorum exists, and will have the same effect as a vote against the proposal. If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

BOARD RECOMMENDATION REGARDING PROPOSAL 1: ELECTION OF DIRECTORS

Two directors will be elected at the annual meeting to serve a term of three years and until the election and qualification of their respective successors.  Each of the nominees is currently a member of the Board of Directors.  Proxy votes will not be cast for a greater number of persons than the number of nominees named.

The Board of Directors has been informed that each of the nominees is willing to serve as a director, but if either of them should decline or be unable to act as a director, the individuals named as proxies on the enclosed proxy card will vote for the election of such other person or persons as they, in their discretion, may choose.  The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve.

The Board of Directors unanimously recommends that stockholders vote FOR the re-election of Sid Ganis and James F. Halpin to the Board of Directors.

BOARD RECOMMENDATION REGARDING PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008, and has directed that the appointment be submitted for ratification by the stockholders at the annual meeting.  A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm is not required by Marvel’s certificate of incorporation or by-laws or otherwise.  The Audit Committee is submitting the appointment of PricewaterhouseCoopers

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LLP to stockholders for ratification as a matter of what it considers to be good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the interests of Marvel and its stockholders.

The Audit Committee and the Board of Directors each unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008.

CORPORATE GOVERNANCE

About Our Directors

Marvel’s Board of Directors has three classes of directors with staggered three-year terms.

Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter were elected at the 2007 annual meeting as Class III directors to serve a three-year term.

Richard L. Solar was elected (along with Avi Arad, who later resigned) at the 2006 annual meeting of stockholders as a Class II director to serve a three-year term.  James W. Breyer replaced Mr. Arad in June 2006 and is serving out the remainder of Mr. Arad’s term.  On July 10, 2007, Marvel’s Board of Directors elected Laurence N. Charney to serve as a Class II director until the 2009 annual meeting.

Sid Ganis and James F. Halpin were elected at the 2005 annual meeting as Class I directors to serve a three-year term, and have been nominated for re-election to a new three-year term at this annual meeting.

Set forth below is each nominee’s name, age as of March 10, 2008, principal occupation for the last five years, selected biographical information and period of service as a director.

Nominees for Election as Directors

Sid Ganis (Class I), 68, has been a Marvel director since October 1999.  Mr. Ganis is the President of the Academy of Motion Picture Arts and Sciences, the organization that awards the Oscars®.  Mr. Ganis has been President of Out of the Blue...Entertainment, a company that he founded, since September 1996.  Out of the Blue...Entertainment is a provider of motion pictures, television and musical entertainment for Sony Pictures Entertainment and others.  From January 1991 until September 1996, Mr. Ganis held various executive positions with Sony Pictures Entertainment, including Vice Chairman of Columbia Pictures and President of Worldwide Marketing for Columbia/TriStar Motion Picture Companies.

James F. Halpin (Class I), 57, has been a Marvel director since March 1995.  Mr. Halpin retired in March 2000 as President and Chief Executive Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, with which he had been employed since May 1993.  Mr. Halpin is a director of Life Time Fitness, Inc.

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Directors Whose Terms Are Continuing

For each member of the Board of Directors whose term of office as a director continues after the annual meeting, set forth below is the director’s name, age as of March 10, 2008, principal occupation for the last five years, selected biographical information and period of service as a director.

           James W. Breyer (Class II), 46, has been a Marvel director since June 2006.  Mr. Breyer has served as a partner of the Silicon Valley-based venture capital firm, Accel Partners, since 1995.  Mr. Breyer is a director of Wal-Mart Stores, Inc. and RealNetworks, Inc.  Mr. Breyer also serves on the boards of various privately held companies.  Mr. Breyer is a member of the Board of Dean’s Advisors to Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.

           Laurence N. Charney (Class II), 60, has been a Marvel director since July 10, 2007.  Mr. Charney retired from his position as a Partner of Ernst & Young LLP in 2007, having served that firm for over thirty-five years.  At Ernst & Young, Mr. Charney most recently served as the Americas Director of Conflict Management.   In that role he had oversight and responsibility in ensuring compliance with global and local conflict of interest policies for client and engagement acceptance across all service lines.  Mr. Charney previously served as an audit partner and was Marvel’s audit partner for its 1999 through 2003 audits.

F. Peter Cuneo (Class III), 63, was Marvel’s President and Chief Executive Officer from July 1999 through December 2002 and served as the part-time Special Advisor to Marvel’s Chief Executive Officer from January 2003 through December 2004.  Mr. Cuneo has been a Marvel director since July 1999, and since June 2003 he has served as a non-executive Vice Chairman of the Board of Directors.  Mr. Cuneo is a senior advisor to Plainfield Asset Management LLC, a hedge fund based in Greenwich, CT that specializes in special and distressed situations. Mr. Cuneo is a director of Iconix Brands, Inc.

Morton E. Handel (Class III), 72, has been the Chairman of the Board of Directors of Marvel since October 1998 and was first appointed as a director in June 1997.  Mr. Handel is a director of Trump Entertainment Resorts, Inc. and served from 2000 until February 2006 as a director of Linens ‘N Things, Inc.  Mr. Handel is also a Regent of the University of Hartford and is active on the boards of several not-for-profit organizations in the Hartford, CT area.

Isaac Perlmutter (Class III), 65, has been Marvel’s Chief Executive Officer since January 1, 2005, has been employed by Marvel as Vice Chairman of the Board of Directors since November 2001, has been a director since April 1993 and served as Chairman of the Board of Directors until March 1995.

Richard L. Solar (Class II), 68, has been a Marvel director since December 2002.  Since February 2003, Mr. Solar has been a management consultant and investor.  From June 2002 to February 2003, Mr. Solar acted as a consultant for Gerber Childrenswear, Inc., a marketer of popular-priced licensed apparel sold under the Gerber name, as well as under licenses from Baby Looney Tunes, Wilson, Converse and Coca-Cola.  From 1996 to June 2002 (when Gerber Childrenswear was acquired by the Kellwood Company), Mr. Solar was Senior Vice President, Director and Chief Financial Officer of Gerber Childrenswear.  Mr. Solar is also Vice President and Treasurer of Barrington Stage Company, Inc., which produces plays, develops experimental musicals and provides a program for at-risk high school students in the Berkshires.

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Director Independence

The Board of Directors has adopted standards for determining whether a director is independent.  These standards, which are included in Marvel’s Guidelines for the Makeup of the Board (part of Marvel’s Corporate Governance Guidelines) under the heading “Independent Directors; Standards for Independence Determinations,” meet the listing standards of the New York Stock Exchange.  The Corporate Governance Guidelines are available on www.marvel.com, and are available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

The Board’s independence standards provide that a director will qualify as “independent” only if the Board affirmatively determines that the director has no “material relationship” with Marvel.  The focus of this inquiry is whether the director is independent from our management.  A material relationship can arise either through direct contacts the director has with Marvel or indirectly (such as if the director is a partner, stockholder or officer of an organization that has a relationship with Marvel).  The standards also provide that:

(1)  A person who is an employee, or whose immediate family member is an executive officer, of Marvel is not independent until three years after the end of that employment relationship.

(2) A person who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Marvel, other than director and committee fees and pension or other deferred compensation for prior service (provided such compensation in not contingent in any way on continued service), is not independent.

(3) A person who: (i) is or whose immediate family member is a current partner of a firm that is Marvel’s internal or external auditor, (ii) is a current employee of such a firm, (iii) has an immediate family member who is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iv) was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Marvel’s audit within that time is not independent.

(4)  A person who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of Marvel’s present executives serve, is not independent until three years after the end of that service or the employment relationship.

(5)  A person who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from Marvel for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of that other company’s consolidated gross revenues, is not independent until three years after falling below that threshold.

Any interpretation or commentary of the New York Stock Exchange regarding its corresponding independence rules applies to our independence standards.

Pursuant to these standards, the Board of Directors has undertaken its annual review of director independence.  As a result of this review, the Board of Directors has affirmatively determined that Messrs. Breyer, Charney, Cuneo, Ganis, Halpin, Handel and Solar are independent.

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Compensation of Directors – 2007

The following table shows information concerning compensation of our directors in 2007.

(a) Name	(b) Fees Earned or Paid in Cash(1)	(c) Stock Awards(2)	(d) All other compensation(3)	(e) Total

James W. Breyer	$187,500	$85,710	–	$273,210
Laurence N. Charney	$112,500	$79,680	–	$192,180
F. Peter Cuneo	$300,000	$85,710	$2,274	$387,984
Sid Ganis	$350,000	$85,710	–	$435,710
James F. Halpin	$212,500	$85,710	–	$298,210
Morton E. Handel	$560,000	$308,160	–	$868,160
Richard L. Solar	$225,000	$85,710	$2,274	$312,984

(1)  These amounts represent annual retainers and fees, described in the narrative disclosure below.

(2)  The amounts shown in Column (c) are FAS 123(R) charges taken in 2007 with respect to stock awards made in 2007 and, for Mr. Handel, stock awards made in 2003 and 2007.  The grant date fair value for each share of stock awarded, computed in accordance with FAS 123(R), is equal to 100% of the per-share closing price on the trading day immediately preceding the grant date.  In 2007, each of the non-employee directors received a grant of 3,000 shares.  For non-employee directors other than Mr. Charney, the date of the grant was February 15, 2007 (the date of the quarterly meeting of the Compensation Committee) and the grant date fair value of the grant was $85,710 ($28.57 per share); for Mr. Charney, the date of the grant was July 10, 2007 (the date on which Mr. Charney became a director) and the grant date fair value of the grant was $79,680 ($26.56 per share).

The aggregate number of stock awards (unvested) and option awards outstanding at December 31, 2007 is as follows:

        Mr. Breyer: None.
Mr. Charney: 3,000 shares as an unvested stock award.
        Mr. Cuneo: Options for 640,000 shares, all of which were awarded while Mr. Cuneo was a Marvel employee.
        Mr. Ganis: Options for 72,000 shares.
        Mr. Halpin: Options for 37,500 shares.
        Mr. Handel: 22,500 shares as unvested stock awards; options for 37,500 shares.
        Mr. Solar: Options for 75,000 shares.

(3)  These amounts represent our payments on behalf of Mr. Cuneo and Mr. Solar to Marvel’s medical insurance plan.  Directors are eligible to participate in that plan along with employees, and Mr. Cuneo and Mr. Solar have elected to participate.

Narrative Disclosure to Director Compensation Table

Our directors receive compensation for their service only if they are not Marvel employees.  Mr. Perlmutter therefore receives no compensation for serving as a director.

Each non-employee director currently receives an annual retainer of $150,000 (except for the chairman, whose retainer is discussed below) and an annual grant of 3,000 restricted shares of Marvel stock.  The stock vests six months after the grant date or, if earlier, on death, disability, or a change in control.  The definition of “change in control” for directors’ restricted stock is the same as for officers’ restricted stock; see page 33, below.

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Committee chairs receive the following additional amounts:

•	Audit Committee (Mr. Solar): $75,000 per year

•	Compensation Committee (Mr. Halpin): $50,000 per year

•	Nominating and Corporate Governance Committee (during 2007, Mr. Handel; currently, Mr. Halpin): $25,000 per year

•	Film Slate Committee (Mr. Ganis): $200,000 per year

•	Strategic Planning Committee (Mr. Breyer): $25,000 per year

The non-executive vice chairman of the Board (Mr. Cuneo) receives an additional fee of $150,000 per year in connection with his investor relations activities.

The chairman of the Board (Mr. Handel) received an annual retainer of $535,000 in 2007 (the rate was raised in 2008 to $560,000).  Mr. Handel also received a grant in 2003 of 150,000 shares of restricted stock.  Of those shares, 142,500 have vested and 7,500 are scheduled to vest in March 2009 (as of December 31, 2007, 127,500 had vested and 22,500 had not).  The unvested shares will vest immediately on death, disability or a change in control.

No additional fees are paid to any directors for attending meetings of the Board of Directors or any of its committees.

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Board Meetings and Committees

The Board of Directors held nine meetings during 2007.  Each incumbent director attended, during 2007, at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during the period in which he served as a director.

The Board of Directors’ committees include the Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee, Film Slate Committee and Strategic Planning Committee.

Current versions of the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, along with our Corporate Governance Guidelines and Complaint Procedure for Accounting and Audit Matters, are available on www.marvel.com.  Printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Halpin (chairman) and Ganis.  The Nominating and Corporate Governance Committee met twice in 2007, during which time it was comprised of Messrs. Handel and Ganis.  The Board of Directors has determined that each of Messrs. Halpin, Ganis and Handel is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee’s function is (i) to identify individuals qualified to become members of the Board of Directors; (ii) to recommend individuals for selection by the Board of Directors as nominees for election as directors at the next annual meeting of stockholders; and (iii) to develop and recommend to the Board of Directors a set of Corporate Governance Guidelines and the modification of those guidelines from time to time.

As part of the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has developed, and the Board of Directors has approved, Guidelines for the Makeup of the Board.  These guidelines, which are included as Appendix A in the Corporate Governance Guidelines, assist the Nominating and Corporate Governance Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to it or identified through searches conducted by the Committee.  Stockholders may also make nominations for election as directors, provided that the nominations are made in accordance with the provisions of the Guidelines for the Makeup of the Board and the By-Laws.  See “Stockholder Proposals,” on the last page of this proxy statement.  The Nominating and Corporate Governance Committee has not specified the qualifications that candidates must meet in order for the Committee to recommend them for election, but rather believes that each candidate should be evaluated based on merit, as well as the needs and composition of the board at that time.  The Nominating and Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in considering all other candidates.

The Corporate Governance Guidelines provide that the chairman of the Board of Directors presides at the regularly scheduled executive sessions of non-management directors without management if the chairman is a non-management director, as is the case with Mr. Handel.  Mr. Handel therefore presides at those executive sessions.

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Audit Committee

The Audit Committee is comprised of Messrs. Solar (chairman), Charney and Ganis.  The Audit Committee met five times in 2007, during which time Mr. Handel was also a committee member. The Board of Directors has determined that each of Messrs. Solar, Charney, Ganis and Handel is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual, under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and in our Corporate Governance Guidelines.  The Board of Directors has also determined that each of Messrs. Solar, Charney and Handel is an “audit committee financial expert” as that term is used in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee’s function is (i) to directly appoint, retain, compensate, evaluate and, where appropriate, terminate Marvel’s independent registered public accounting firm; (ii) to assist the Board in its oversight of: the integrity of Marvel’s financial statements, Marvel’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Marvel’s internal audit function and the independent registered public accounting firm; and (iii) to prepare the report required to be included in Marvel’s annual proxy statement, which follows.

Audit Committee Report

The Board of Directors has approved and adopted a written charter for the Audit Committee which is available on Marvel’s Internet website, www.marvel.com, and is also available upon written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

The Audit Committee has reviewed and discussed the audited financial statements of Marvel for the fiscal year ended December 31, 2007 and management’s annual report on internal control over financial reporting with Marvel’s management.  The Audit Committee has discussed with PricewaterhouseCoopers LLP, Marvel’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Pricewaterhouse-Coopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Marvel’s audited financial statements be included in Marvel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee Richard L. Solar, Chair Laurence N. Charney Sid Ganis

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Compensation Committee

The Compensation Committee is comprised of Messrs. Halpin (chairman) and Ganis.  The Compensation Committee met seven times in 2007, during which time Mr. Handel was also a committee member.  The Board of Directors has determined that each of Messrs. Halpin, Ganis and Handel is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines.  The Compensation Committee’s function is to discharge the Board’s responsibilities relating to compensation of Marvel’s executives, to produce a compensation committee report for inclusion in our annual meeting proxy statement and to administer Marvel’s cash incentive compensation and stock incentive plans.

Our chief executive officer is invited to attend meetings of the Compensation Committee and offer recommendations on compensation of other executives or directors, but does not vote in the committee’s final determinations. The Compensation Committee has the authority to retain compensation consultants to assist it in making its decisions.  More information about the committee’s retention of consultants can be found in the Compensation Discussion and Analysis, below.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of Marvel’s Compensation Committee were Messrs. Halpin, Handel and Ganis.  None of those individuals was an officer or employee of Marvel, or of any of its subsidiaries, during 2007 or formerly, nor did any of them have any relationship requiring disclosure in “Transactions with Related Persons, Promoters and Certain Control Persons,” below.  None of our executive officers served in 2007 on the compensation committee of any other company that had an executive officer serving as a Marvel director. None of our executive officers served in 2007 as a director of any other company that had an executive officer serving on our Compensation Committee.

Code of Ethics

Marvel has adopted a code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. We have also adopted a code of business conduct and ethics which is applicable to all employees and directors.  A copy of the Code of Ethics and the Code of Business Conduct and Ethics is available on www.marvel.com, and printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. We intend to disclose any amendments to, or waivers from, the Code of Ethics and Code of Business Conduct and Ethics that are required to be publicly disclosed pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange by posting those amendments or waivers on Marvel’s website.

Communications with the Board of Directors; Director Attendance at Annual Meetings of Stockholders

Interested parties, including stockholders, who have a concern that they would like to make known to (i) the non-management presiding director, (ii) non-management directors as a group, or (iii) the Board of Directors as a whole or, if applicable, to specified individual directors, may address that concern directly and confidentially in writing to that person or group care of The Network, Attn: Marvel Entertainment, Inc., 333 Research Court, Norcross, GA 30092.

It is Marvel’s policy to invite directors to attend the annual meeting of stockholders, but not to require their attendance.  Two directors attended the 2007 annual meeting of stockholders.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP is Marvel’s independent registered public accounting firm.  A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Fees of our Independent Registered Public Accounting Firm

The following is a summary of fees billed to us, as of March 10, 2008, by Pricewaterhouse-Coopers LLP for professional services rendered for 2007 and 2006.

	2007	2006

Audit Fees	$920,968	$1,122,018
Audit-Related Fees (1)	$21,000	$–
Tax Fees	$84,850	$68,587
All Other Fees (2)	$1,626	$1,626

(1)
Represents fees for consultation provided by PricewaterhouseCoopers LLP concerning the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”.

(2)	Represents an annual software license fee for an accounting research product developed and maintained by PricewaterhouseCoopers LLP.

The Audit Committee has determined that the above services are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is ultimately responsible for pre-approving audit and non-audit services provided by its independent registered public accounting firm including the compensation to be paid for those services.  The Audit Committee has established a policy regarding pre-approval of audit and non-audit services, and has delegated its authority to pre-approve audit and non-audit services to its chairman, who reports any such pre-approvals to the Audit Committee at its next meeting. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee does not engage its independent registered public accounting firm to perform non-audit services that are precluded by law or regulation or any services that would impair the firm’s independence.  Under certain circumstances permitted by law, the policy permits the Audit Committee or its chairman to waive the pre-approval requirement.  During Marvel’s fiscal year ended December 31, 2007, all audit and non-audit services provided by its independent registered public accounting firms were pre-approved and no waivers of pre-approval were granted.

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EXECUTIVE OFFICERS

Below are the positions held with Marvel, age as of March 10, 2008, and selected biographical information for our executive officers, other than Mr. Perlmutter, whose information is found under “About Our Directors,” above.

Alan Fine (57) has served as Executive Vice President and Chief Marketing Officer of Marvel Characters, Inc. (a wholly owned subsidiary of Marvel Entertainment, Inc. that owns and licenses Marvel’s intellectual property library) since May 2007.  Mr. Fine also has served as Chief Executive Officer of Marvel’s publishing division since September 2004, and as Chief Executive Officer of Marvel’s toy division since August 2001 and from October 1998 to April 2001.

David Maisel (45) has served as Executive Vice President, Office of the Chief Executive since September 2006 and became Chairman of Marvel Studios in March 2007.  From September 2005 until September 2006, Mr. Maisel served as Executive Vice President, Corporate Development and from September 2005 until March 2007, Mr. Maisel served as Vice Chairman of Marvel Studios.  From January 2004 to September 2005, Mr. Maisel served as President and Chief Operating Officer of Marvel Studios.  From October 2001 to November 2003, Mr. Maisel headed Corporate Strategy and Business Development for Endeavor Agency, a Hollywood literary and talent agency.

John Turitzin (52) has served as Executive Vice President, Office of the Chief Executive since September 2006.  From February 2006 until September 2006, Mr. Turitzin served as Marvel’s Chief Administrative Officer.  Mr. Turitzin has also served as an Executive Vice President and General Counsel since February 2004.  From June 2000 to February 2004, Mr. Turitzin was a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP.

Kenneth P. West (49) has served as Executive Vice President and Chief Financial Officer since June 2002.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for Marvel’s 2008 annual meeting of stockholders and in Marvel’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee James F. Halpin, Chair Sid Ganis

Compensation Discussion and Analysis

The objective of our executive compensation program is to advance our stockholders’ interests by attracting, motivating and retaining executives of the highest caliber and by aligning our executives’ interests with those of our stockholders.  The program is designed to reward performance and dedication, and to hold executives accountable for individual, divisional and/or company-wide results.

The compensation of our executives is determined by our Compensation Committee.  The Compensation Committee is made up entirely of directors who have been affirmatively determined by our Board of Directors to be independent.  The Board participates in regular reviews of our business operations, priorities and strategies.  Those reviews are presented by our executive officers.  This gives Committee members frequent interaction with and open access to executive officers, and provides many opportunities to ask questions and assess executive performance.

Our chief executive officer is invited to attend meetings of the Compensation Committee and to offer recommendations on compensation of other executives, but he does not vote in the Committee’s final determinations. The Committee has the authority to retain compensation consultants to assist it in making its decisions, but did not retain a consultant in 2007.  When consultants are retained by the Committee, they are retained directly by the Committee and the decision to retain them is the Committee’s alone.

The elements of compensation we provide to our executive officers are:

•	salary
•	performance-based awards under our cash incentive compensation plan
•	bonuses paid at the discretion of the Compensation Committee
•	long-term equity incentive awards
•	potential payments upon termination or a change in control

Our executives participate in the same health insurance, 401(k), and life insurance benefit programs as we make available to our employees in general.  We do not have a pension plan for executives.

We do not have a strict policy for allocating between long-term and currently-paid-out compensation, or between cash and non-cash compensation.  In general, however, the three most important elements of our compensation program – bi-weekly salary, annual performance-based cash bonuses, and stock grants vesting over the course of four years – are allocated for each executive officer

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as set forth immediately below this paragraph.  Further details are given in our discussion of the specific compensation elements, later in this Compensation Discussion and Analysis.  Percentage relationships to salary discussed below are after subtracting, from salary, amounts formerly known as car allowance.

Mr. Perlmutter.  In recent years, Mr. Perlmutter has received the bulk of his compensation in the form of performance-based stock grants vesting over four years.  These grants, however, have been made by the Compensation Committee in its discretion, and Mr. Perlmutter has no contractual entitlement to any form of compensation other than salary.  The awards have provided that the stock will be issued only if and to the extent that annual performance-based cash bonuses have been earned by other executive officers in general.  Mr. Perlmutter does not receive a cash bonus.  Because of his performance-based equity awards, Mr. Perlmutter has not received separate grants of stock when those grants are made, annually, to most executive officers (see “Long-term equity incentive awards,” below).  In recent years, Mr. Perlmutter’s target annual compensation has been $5 million, with $4.3 million of that amount consisting of his stock grant and $700,000 being salary.  In structuring Mr. Perlmutter’s compensation, the Compensation Committee has noted Mr. Perlmutter’s approximately one-third equity stake in Marvel and Marvel’s activity in repurchasing its own stock in the market.  Nevertheless, because of the retention value represented by equity grants that vest over time and because equity further ties his interests to Marvel’s stock performance, the Compensation Committee has determined that a heavy weighting of the long-term equity element in Mr. Perlmutter’s compensation is in Marvel’s interests.

Mr. Maisel.  Mr. Maisel’s base compensation is generally weighted as follows: his target cash bonus for each year is 50% of his annual salary and his target annual grant of restricted stock is 100% of his annual salary.  Mr. Maisel has, however, received a significant portion of his compensation in recent years in the form of one-time performance-based cash incentive awards.  Mr. Maisel’s duties have been weighted more heavily than other executive officers’ toward the leading of specific corporate efforts (most notably our entering into the business of producing movies) as opposed to the year-to-year management of established parts of our business.  The Compensation Committee, in structuring Mr. Maisel’s compensation, has therefore favored specific, targeted incentive payments, payable relatively quickly after the achievement of the applicable goal.

Messrs. Turitzin, Fine and West.  Each of Mr. Turitzin, Mr. Fine and Mr. West has a target cash bonus for each year of 50% of his annual salary.  Target annual grants of restricted stock are at the following levels: 100% of salary for Mr. Turitzin and 60% of salary for each of Mr. Fine and Mr. West.

The level of stock awardable to Messrs. Maisel and Turitzin reflects their seniority within Marvel as members of the Office of the Chief Executive, as well as the Compensation Committee’s interest in encouraging a long-term view at the highest levels of management.

None of the executive officers has a contractual entitlement to any stock grant until the grant is made.

The Compensation Committee does not make regular use of benchmarking or of compensation consultants.  The amount of total compensation, the amounts allocated to each component and the amounts payable under performance awards for threshold, target and maximum levels of performance are set by the Committee in the exercise of its judgment, and not in accordance with precise formulas or benchmarked levels of compensation.

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Salary

The Compensation Committee uses salary to provide a steady level of compensation for our executives’ performance of their day-to-day duties.  Salary also serves as a baseline for recognition and reward in our performance-based cash awards and in our equity awards.

Mr. Perlmutter received no salary from his first becoming an employee in November 2001 through December 31, 2005, although he received options in 2001 under his employment agreement for the purchase (at the then-current market price) of 5,925,000 shares of Marvel’s stock.  Mr. Perlmutter became Marvel’s Chief Executive Officer on January 1, 2005 and initially received no additional compensation for serving in that role.  In March 2006, the Compensation Committee considered the additional responsibilities taken on by Mr. Perlmutter as Chief Executive Officer and voted to compensate him for his service in that role, amending his employment agreement to provide for a salary of $700,000 per year effective January 1, 2006.  The Committee has also awarded long-term equity incentive awards to Mr. Perlmutter in March 2006, March 2007 and February 2008, each with a target value of $4.3 million in restricted stock, as discussed above.  Mr. Perlmutter’s annual salary in 2007 was unchanged from 2006.

Mr. Fine’s role at Marvel changed in several ways from 2006 to 2007.  Our toy operations, overseen by Mr. Fine, shifted from design, manufacture and sale to working with Hasbro, Inc. as our licensee.  Mr. Fine also moved to Florida early in the year, and took a brief period of unpaid leave in connection with that move.  When Mr. Fine began work in Florida, his annual salary was originally set at $300,000.  He was given the new role of Executive Vice President and Chief Marketing Officer of Marvel Characters, Inc. (while maintaining his role of Chief Executive Officer of our toy and publishing divisions), and he was expected to work at a slightly reduced schedule.  Mr. Fine’s role as Chief Marketing Officer expanded, however, especially with respect to our film-production activities, and we requested that Mr. Fine increase his time commitment to us.  As a result, his annual salary was increased to $450,000, retroactive to March 26, 2007.  This rate is still below Mr. Fine’s 2006 salary rate of $532,000, a change that reflects the change in our toy operations and our agreement to allow Mr. Fine to perform his duties from Florida.

Mr. Maisel’s annual salary was raised on January 1, 2007 from $613,200 to $713,200.  Mr. Turitzin’s annual salary was raised on October 2, 2006, in connection with his promotion to Executive Vice President, Office of the Chief Executive, from $532,000 to $612,000 and remained at that level throughout 2007.  Mr. West’s annual salary was raised on January 1, 2007 from $343,000 to $393,000 and on May 28, 2007 to $437,000.  The salary increases reflected the Committee’s judgment that the individuals were performing well and contributing to Marvel’s success.  Each of the above salary determinations was made by the Compensation Committee in the exercise of its judgment without the use of compensation consultants.

We provide, in most of our executive employment agreements, for a cash payment (typically $1,000 per month) that used to be called car allowance.  The Compensation Committee, however, determined in early 2007 that the designation “car allowance” was obsolete, as the payments were made without a requirement that they be applied to transportation.  In other words, the payments were and are a form of salary, although not subject to raises or bonuses, or to severance pay; and they are now referred to as such.

Performance-based awards under our cash incentive compensation plan

Performance-based awards under our cash incentive compensation plan encourage Marvel’s year-to-year growth by providing annual awards to our executives for meeting specific goals set by the Compensation Committee with reference to budgets and forecasts approved by the Board of Directors.

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The conditions for issuance of stock to Mr. Perlmutter under his 2007 long-term equity incentive award served the same purpose and are also discussed in this section.  The Compensation Committee generally has discretion to decrease, but not to increase, amounts payable under cash incentive compensation plan awards.  That discretion was exercised with respect to 2007, as discussed below.

Annual Bonus

We generally award the named executive officers, other than Mr. Perlmutter, a performance-based cash bonus opportunity each year.  Each named executive officer, other than Mr. Perlmutter, has a target annual bonus of 50% of salary received.  Mr. Perlmutter has no target cash bonus, but his 2007 equity award provided for a stock issuance in 2008 whose amount, relative to its target, was to be determined under the same formula as was used for the other executive officers’ cash bonuses. The target amount in Mr. Perlmutter’s case was $4.3 million, rather than a percentage of salary.  Details of 2007 bonus awards, and of Mr. Perlmutter’s equity award, are given in the tables that follow this section and in the narrative discussion that follows them.

For its 2007 executive officer incentive bonus program, the Compensation Committee provided in March 2007 that:

•
No bonus at all would be payable to executives (and, in Mr. Perlmutter’s case, no 2008 stock grant would be made) if Marvel’s operating income (adjusted to remove the effect of bonuses) were below 80% of the budgeted amount.

•	Bonuses would be payable to executives (and stock issuable to Mr. Perlmutter) at the full target amount only if Marvel’s operating income (adjusted as above) were at least 100% of the budgeted amount.

•
Bonuses would be payable to executives at a maximum level of 125% of the target amount (but Mr. Perlmutter would receive no stock in excess of the target amount) if Marvel’s operating income (adjusted as above) were at least 105% of the budgeted amount.

The Compensation Committee’s purpose in making those provisions was to give the named executive officers a strong incentive to outperform expectations while also containing compensation expense.

           Marvel’s 2007 operating income was above the upper end of the contemplated range and would have provided, under the original 2007 executive officer incentive bonus program, for bonuses to executive officers at 125% of the target amount (though Mr. Perlmutter would be issued stock at no more than 100% of target).  In December 2007, however, the Compensation Committee determined that payment of bonuses under the program in excess of 100% of target would be unnecessarily generous.  For that reason, and not from any dissatisfaction with the executive officers’ performance, the Committee determined to exercise its “downward discretion” and to pay bonuses to executive officers under the 2007 executive officer incentive bonus program at only 100% of target, rather than at the 125% level provided for in the program.  In March 2008, those bonuses were paid, and stock was issued to Mr. Perlmutter, at 100% of target.

Company-wide operating income is the measure usually used by the Compensation Committee for annual bonus programs.  The Committee believes that Company-wide measures encourage executives to work cooperatively, and that operating income is a fitting measure of executive performance because it reflects operating results before the effects of income tax and interest.

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While the Compensation Committee meets throughout the year to review compensation issues, the Committee sets performance goals for a given year’s annual incentive in or before March of that year.  In the following February or March, after the completion of the audit of Marvel’s financial statements for the performance year, the Committee pays bonuses based on audited financial results for the performance year to the extent that the performance goals have been met, the annual incentive has been earned, and the Committee determines in its discretion that the award should be paid.

Special Cash Bonus Awards

On January 10, 2007, the Compensation Committee approved two performance-based awards for Mr. Maisel, the chairman of Marvel Studios.  The first award provided that Mr. Maisel would, subject to continued employment, be entitled to a $2.5 million payment in early 2008 if at least one motion picture received funding in 2007 under our film finance facility (this occurred on February 27, 2007).  The second award provided that Mr. Maisel would, subject to continued employment, be entitled to a $2.5 million payment in early 2009 if, by the end of 2008, a second film received funding and a first film was released (we now expect the latter of these events to occur in May 2008).  A $2.5 million payment under the first award was made in March 2008.

On March 27, 2007, the Compensation Committee approved a performance-based award for Mr. Maisel that provided, subject to his continued employment, for a $3 million payment in the event that a business development initiative spearheaded by Mr. Maisel was complete by March 27, 2008.  At the time the award was granted, the Compensation Committee considered the performance goal to be an extremely difficult one to attain.  On March 18, 2008, the Compensation Committee replaced the March 27, 2007 award with an otherwise identical award under which the bonus will be payable to Mr. Maisel, subject to his continued employment, if the initiative is complete by March 27, 2009.  The Compensation Committee considers the performance goal of the March 18, 2008 award to be an extremely difficult one to attain.

On March 18, 2008, the Compensation Committee approved two other performance-based awards for Mr. Maisel.  The first award provides for a $500,000 payment in the event that our self-produced film Iron Man achieves a specified level of domestic box-office sales.  The second award provides for a $500,000 payment in the event that our self-produced film The Incredible Hulk achieves a specified level of domestic box-office sales.  The Compensation Committee considers each of the two performance goals to be moderately difficult to attain.

Bonuses paid at the discretion of the Compensation Committee

The Compensation Committee awarded one additional, discretionary cash bonus with respect to 2007 because of extraordinary executive performance.  This bonus, in the amount of $50,000, was granted to Alan Fine in recognition of Mr. Fine’s contribution to the 2007 performance of Marvel’s publishing division, Mr. Fine’s performance in his new role of Chief Marketing Officer of Marvel Characters, Inc., and his having accepted a salary in 2007 that was below the level of his 2006 salary.

The Committee believes that reserving the right to make discretionary grants for completed years is a useful tool in motivating officers.  The Committee has not adopted formal guidelines governing the grant of discretionary bonuses.  The Committee considers its authority to grant discretionary bonuses as an opportunity to recognize outstanding leadership, effort and dedication in individual executives.  The Committee believes that the possibility of receiving discretionary awards provides an additional incentive to executives.  Circumstances that the Committee could consider in making a discretionary award would include, but are not limited to, an executive’s intensive work on particular projects, undertaking additional duties without other adjustments in compensation, or showing unusual initiative or leadership in a matter

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that obtains a favorable result to Marvel.  The Committee also considers whether other elements of the executive’s compensation, including annual incentives, otherwise provide a substantial reward for the executive’s outstanding performance.

Discretionary awards, granted in hindsight, are not made under our incentive plans and are not eligible for tax treatment as “performance-based” compensation.  (See “Tax Considerations,” below.)

Long-term equity incentive awards

The Compensation Committee uses long-term equity incentive awards to align the interests of our executives with those of our stockholders.  Our long-term awards also have vesting schedules that encourage executives to stay with Marvel from year to year and to make decisions with a view to long-term results.  We do not have specific equity ownership requirements or guidelines, but we facilitate executive stock ownership through the granting of equity awards.

Our long-term equity incentive awards are made under our 2005 Stock Incentive Plan, which replaced our 1998 Stock Incentive Plan.  We have not granted stock options since July 2004.  Starting in 2003 we moved away from granting stock options in favor of granting restricted stock (shares of stock that are subject to forfeiture until they vest).  The Compensation Committee believes that restricted stock grants offer advantages such as a more dependable retention value for Marvel and more predictability of long-term rewards for the executive.  Restricted stock also provides the recipient with immediate value, subject to vesting, upon grant.  In addition, we believe that the accounting treatment of grants of restricted stock more reliably reflects executive compensation than the accounting treatment of stock options.  In the case of restricted stock grants, the expense we record over the vesting period is equal to the market value of the stock at the time of grant, reduced slightly to reflect the possibility of forfeitures.  In the case of stock option grants, the expense we record over the vesting period is arrived at through the use of a valuation model that is subject to management’s estimates and judgments.

Awards under our stock incentive plan are generally awards of restricted stock.  The awards are designed to create an incentive not just for year-to-year performance but for dedication to Marvel over many years.  Effective with our 2007 grants, we changed the standard vesting schedule for annual stock grants so that the award vests 25% per year over four years.  The former standard schedule was 50% after two years and 50% after three years.

In recent years, we have granted restricted stock to some or all of our executive officers, other than Mr. Perlmutter (who receives stock only in connection with his performance-based equity award, described below), in or before March of each year.  In 2007, the March 8 date of issuance for Messrs. West, Maisel and Turitzin was determined by the date on which the terms of the awards were finalized and communicated to the executives, and the number of shares was determined by using the closing price on the immediately preceding trading day.  Alan Fine’s overall compensation was being restructured at that time, and his stock was not issued until May 21, 2007, when the terms of the award were final.

The restricted stock issued to Mr. Perlmutter in March 2007 was provided for under the terms of his 2006 award, with reference to our 2006 performance.  The restricted stock issued to Mr. Perlmutter in March 2008 was provided for under the terms of his 2007 equity award, with reference to our 2007 performance.  Each award was designed to provide both a short-term incentive and a long-term incentive for Mr. Perlmutter.  The issuance of stock under the 2007 award was conditioned on, and the number of shares determined by, the same 2007 performance goals as were used for executives’ annual cash bonuses in general (except that no stock could be issued in excess of the $4.3 million target level), and the stock’s vesting is scheduled to vest 25% per year over four years.

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On February 12, 2008, the Compensation Committee approved an equity award for Mr. Perlmutter that is modeled on his 2007 and 2006 equity awards.  The 2008 award, under our 2005 Stock Incentive Plan, provides for a target issuance of $4.3 million in restricted stock (issuable in March 2009), depending on the level of our 2008 operating income.  Like the 2006 and 2007 awards, the 2008 award is meant to provide both short-term and long-term incentives: the number of shares issued, if any, will depend on 2008 operating income levels and the vesting schedule of those shares will match the vesting schedule of restricted stock awards made generally in 2009.

Our annual restricted stock awards to named executive officers are generally performance-based, though the performance thresholds are set less aggressively than the thresholds used in our performance-based cash awards.  (Both sets of thresholds are described in the narrative disclosure that follows the first two tables below.)  Like our performance-based cash awards, our performance-based equity awards are meant not only to give the recipient an incentive to outperform but also to qualify the award for tax deductibility to Marvel without limitation (see “Tax Considerations,” below).  In considering restricted stock awards, however, the deductibility concern weighs more heavily with the Compensation Committee, relative to the incentive to outperform, than in the case of our cash awards.  This is explained by several considerations.  First, with respect to deductibility: our stock awards do not become taxable income until years after the original grant (when the award vests).  It is difficult to predict, at the date of the award, who will be subject to the tax code’s limitation provision if and when the award becomes taxable income.  The Compensation Committee therefore imposes performance-based conditions on awards given to many senior Marvel employees, not just the current named executive officers.  Second, with respect to the incentive to outperform: long-term equity awards, by their nature, tie compensation to our long-term company-wide prospects and thus provide an incentive, even without specific performance thresholds, for outstanding executive performance.  The Compensation Committee therefore generally uses performance targets for its long-term equity awards that it considers to be very likely to be achieved; the Committee applies these targets to the awards primarily so that the awards can qualify as “performance-based” compensation that will be fully deductible by us under the tax code.  For example, the target applied to the grants of restricted stock made on March 8, 2007 was for our 2007 operating income to be at least 10% above our 2006 operating income, which it was.  At the time of making this grant, the Committee considered that target to be very likely to be achieved because of the scheduled release in May 2007 of the movie Spider-Man 3 and because of our merchandise licensing programs planned in connection with that release.

In past years, some of our grants of restricted stock were made without any performance conditions imposed.  These grants were to vest with the passage of time as long as the recipient remained at Marvel.  In late 2006 and early 2007, the Compensation Committee considered two upcoming vesting events for non-performance-based grants made in 2004, for restricted stock held by Mr. Maisel and Mr. Turitzin.  In each case, the income represented by the vesting was likely to lead to the officer’s receiving more than $1 million in non-performance-based compensation for 2007 (see “Tax Considerations,” below).  The Compensation Committee therefore approached Mr. Maisel and Mr. Turitzin about the portion of their about-to-vest stock that would be potentially non-deductible by Marvel.  The Compensation Committee asked Mr. Maisel and Mr. Turitzin to consider exchanging the shares represented by that portion (41,000 shares in Mr. Maisel’s case and 3,500 shares in Mr. Turitzin’s case) for stock units, which will be payable in the form of shares of stock at such time as Marvel does not anticipate having its tax deductions limited as a result.  Each of Mr. Maisel and Mr. Turitzin agreed to the exchange.  The stock units were “restricted,” or subject to forfeiture in the event of termination of employment, until the date on which the exchanged stock had been scheduled to vest.  In Mr. Maisel’s case, Marvel paid the FICA tax owed on the vesting date and paid Mr. Maisel a “gross-up” on its having paid the FICA tax, for a total cost to Marvel of approximately $28,500.  This amount was far below the amount that Marvel saved by maintaining its ability to deduct 2007 compensation paid to Mr. Maisel.

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The FICA tax owed on Mr. Turitzin’s vesting date was paid directly by Mr. Turitzin, and he received no payment or gross-up from us in connection with that obligation.

For 2007, in determining the levels of long-term incentive awards and other components of compensation (including the equity grant to Mr. Perlmutter), the Committee did not vary the levels of compensation based on the appreciation (or depreciation) in value of previously granted equity awards.  Rather, the Committee valued equity awards at grant and viewed them as having been, at the time of grant, an incentive to the executive to create future stockholder value.  So, for example, Mr. Perlmutter realized substantial value in 2006 and 2007 from stock options he received in 2001, and from the lapsing of restrictions on shares acquired by exercise of those options.  The Committee believes that Mr. Perlmutter has delivered substantial gains to stockholders and that it would not be appropriate to reduce his current compensation because of his having shared, through his options, in those gains.

Potential Payments upon Termination or a Change in Control

We view potential payments upon termination or a change in control, or severance arrangements, as a necessary component of attracting and retaining top-quality executives.  Our payment obligations in various termination scenarios are addressed in detail in “Potential Payments upon Termination or Change in Control,” starting on page 31 below.

The Compensation Committee believes that these policies are beneficial to Marvel and that the levels of termination and change-in-control payments are appropriate.  If we declined to provide these competitive benefits, recruitment of executives could be more difficult.  Moreover, the termination arrangements would serve as a pre-set mechanism for an orderly transition to new leadership in the event that the Board were to determine that to be in our best interests.  In addition, the acceleration of equity awards upon a change in control serves other important purposes.  First, it puts our executives in a position to evaluate a potential change in control without undue concern for their own situation.  Second, change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations to enhance the value an acquirer would pay to our stockholders in the transaction or, if the transaction is not completed, to ensure that our business will continue without disruption and retain its value.  The Compensation Committee believes that the change-in-control protections in place encourage management to consider whether a strategic transaction might be advantageous to our stockholders, even a transaction that would vest control of Marvel in a third party.

Mr. Perlmutter has no potential payments upon termination.  Upon a change in control, Mr. Perlmutter’s only potential payment is the one that is standard for Marvel employees who receive grants of restricted stock: immediate vesting.  This reflects our historic arrangements with Mr. Perlmutter, who for a number of years received no cash compensation and in recent years has received approximately 85% of his compensation in the form of restricted stock.  As a principal stockholder of Marvel, Mr. Perlmutter likely would exercise substantial influence in connection with a change-in-control transaction.

Our executive officers other than Mr. Perlmutter are entitled, in the event of a not-for-cause termination, to continuation of salary, stock vesting, and health-insurance benefits.  Prior to 2007, the standard continuation period was 12 months and the standard effect of new employment was that the new salary amount would reduce, dollar for dollar, the severance payments that we were required to make.  In 2007, however, the Compensation Committee considered whether it would be in Marvel’s interest to limit those benefits.  The Committee determined that doing so could provide cost savings to Marvel that outweighed the terms’ being less attractive from executives’ point of view.  As a result, in the employment agreements signed since May 2007 by Messrs. West, Turitzin and Fine, the twelve-month period has been shortened to six months in the cases of Messrs. Turitzin and Fine and the effect of new

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employment or self-employment is to stop entirely our obligation to make severance payments (rather than to offset the obligation) in the cases of Messrs. West, Turitzin and Fine.  Also in 2007, the Committee considered our historic practice of providing, in executive employment agreements (other than Mr. Perlmutter’s), for a particular benefit – a pro rata bonus for the year in which termination occurs, subject to achievements for that year – only upon not-for-cause terminations in general, and not upon terminations occurring in connection with a change in control.  The Committee determined that no useful purpose was served by providing for that benefit in one case but not the other.  In our new form of executive employment agreement (in place for all of the named executive officers except Messrs. Perlmutter and Maisel), we therefore provide for an identical pro rata bonus entitlement in the case of not-for-cause terminations generally and in the case of not-for-cause terminations within twelve months after a change in control.

Tax Considerations

Like most employers, we generally take a tax deduction for the compensation that we pay to our employees.  Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless the compensation is performance-based.

The Compensation Committee designs some elements of executive compensation to ensure full deductibility.  The Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Cash Incentive Compensation Plan.  This plan is designed, in part, to allow us to pay performance-based short-term and long-term bonuses that will be fully tax deductible without limitation under Section 162(m).  Likewise, the Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Stock Incentive Plan.  This plan authorizes, among other things, performance-based equity awards that can be qualified for full deductibility under Section 162(m).  Both plans also permit awards to be granted that do not qualify as fully deductible under Section 162(m).

While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting Marvel’s discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses.  Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again.

Salaries were the only significant compensation we paid in 2007 (other than through the vesting of prior years’ stock grants) that was not performance-based.  All stock grants made to the named executive officers in 2007 were performance-based except Mr. Fine’s May 21 grant.  The Committee considered it unlikely that Mr. Fine would be subject to the limitations imposed by Section 162(m).

“Clawback” Policy

In February 2007, the Compensation Committee approved what is informally called a “clawback” policy for all future performance-based grants to our executive officers.  The policy addresses situations where fraud or misconduct by the recipient of a cash or equity award leads to our having to materially restate our financial statements.  The policy provides that, subject to applicable laws, the board of directors shall require the recipient to repay to Marvel, or to forfeit, any portion of an award that would not have been paid or payable under the restated financial results.  The policy affects compensation paid or vesting for the three years prior to any such restatement.  The Committee thinks that the policy is a fair and reasonable remedy and, depending on the facts and circumstances, would be in addition to our rights to terminate the recipient for cause, initiate a civil proceeding, and cooperate with law enforcement and regulatory agencies.

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Summary Compensation Table – 2007 and 2006

The following table shows compensation information for our “named executive officers,” who are: (i) our chief executive officer, (ii) our chief financial officer and (iii) our three most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers on December 31, 2007.

(a) Name and Principal Position	(b) Year		(c) Salary(1)		(d) Bonus		(e) Stock Awards(2)		(f) Option Awards (3)	(g) Non-equity Incentive Plan Compen- sation		(h) Change in Pension Value and Non-Qual’d Deferred Compensation Earnings		(i) All Other Compen- sation(4)		(j) Total

Isaac Perlmutter Chief Executive Officer	2007 2006	$ $	700,000 686,539		– –	$ $	1,486,019 841,304	$ $	1,686,778 1,843,333		– –	– –		– –	$ $	3,872,797 3,371,176

Kenneth P. West EVP and Chief Financial Officer	2007 2006	$ $	418,385 343,000		– –	$ $	144,949 99,112		–	$ $	203,192 165,500	– –		– –	$ $	766,526 607,612

David Maisel (5) EVP, Office of the Chief Executive; Chairman of Marvel Studios	2007 2006	$ $	713,200 613,200		– –	$ $	527,268 1,905,864	$	– 1,428,859	$ $	2,850,000 1,300,000	– –	$ $	28,531 –	$ $	4,118,999 5,247,923

John Turitzin (5) EVP, Office of the Chief Executive; General Counsel	2007 2006	$ $	612,000 550,462		– –	$ $	439,623 442,770	$$	38,589 260,833	$ $	300,000 269,231	– –		– –	$ $	1,390,212 1,523,296

Alan Fine CEO, Toy & Publishing Divisions; EVP & Chief Marketing Officer of Marvel Characters, Inc.	2007 2006	$ $	368,500 532,000	$ $	50,000 –	$ $	29,670 –		– –	$ $	184,250 600,000	– –	$	– 49,351	$ $	632,420 1,181,351

(1)  Figures in Column (c) include amounts formerly known as “car allowance,” which are not considered in calculating percentage bonuses, raises or severance pay.  These amounts are as follows, in each of 2006 and 2007: For Mr. Perlmutter, $0; for Mr. West, $12,000; for Mr. Maisel, $13,200; for Mr. Turitzin, $12,000; and for Mr. Fine (in 2006 only), $12,000.  See “Compensation Discussion and Analysis: Salary,” above.

(2)  The amounts shown in Column (e) are FAS 123(R) charges taken, in the year shown in column (b), with respect to stock awards made from 2004 through 2007, without regard to estimated forfeitures.  The grant date fair value for each share of stock awarded, computed in accordance with FAS 123(R), is equal to 100% of the stock’s per-share closing price on the trading day immediately preceding the grant date.

(3)  The amounts shown in Column (f) are FAS 123(R) charges taken, in the year shown in column (b), with respect to option awards made from 2001 through 2004, without regard to estimated forfeitures.  Marvel has granted no stock options since July 2004.  For the assumptions made in the valuation of option awards, please see the sections entitled “Stock Based Compensation” in Footnote 2 to the financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2004 and 2003.

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(4)  Amounts shown for 2007 in Column (i) are $16,408 in payment of the FICA tax owed by Mr. Maisel on the vesting date of his restricted stock units and $12,123 as a gross-up of that payment.  See “Compensation Discussion and Analysis: Long-term equity incentive awards,” above.

(5)  Mr. Maisel and Mr. Turitzin each became Executive Vice President, Office of the Chief Executive, in September 2006.  Mr. Maisel became Chairman of Marvel Studios in March 2007.

Grants of Plan-Based Awards Table – 2007

The following table shows information concerning grants of plan-based awards to the named executive officers during 2007.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			(i) Grant date
(a) Name	(b) Grant Date	(c) Threshold	(d) Target	(e) Maximum	(f) Threshold	(g) Target	(h) Maximum	fair value of stock and option awards

Isaac Perlmutter (3)	3/27/2007	–	–	–	(4)	$4,300,000	$4,300,000	$4,300,000

Kenneth P. West	3/8/2007	–	–	–	–	7,388	7,388	$198,589
	3/27/2007	(4)	$203,192	$253,990	–	–	–	–

David Maisel	1/10/2007	–	$2,500,000	$2,500,000	–	–	–	–
	1/10/2007	–	$2,500,000	$2,500,000	–	–	–	–
	3/8/2007	–	–	–		22,321	22,321	$599,988
	3/27/2007	–	$3,000,000	$3,000,000	–	–	–	–
	3/27/2007	(4)	$350,000	$437,500	–	–	–	–

John Turitzin	3/8/2007		–	–	–	22,321	22,321	$599,988
	3/27/2007	(4)	$300,000	$375,000	–	–	–	–

Alan Fine	5/21/2007				–	6,857	6,857	$179,996
	3/27/2007	(4)	$184,250	$230,313	–	–	–	–

(1)  All non-equity incentive plan awards shown were cash awards made under Marvel’s 2005 Cash Incentive Compensation Plan.

(2)  All equity incentive plan awards shown were awards of restricted stock made under Marvel’s 2005 Stock Incentive Plan.  Mr. Perlmutter’s grant is expressed in dollars.  All other grants are expressed in number of shares.

(3)  Mr. Perlmutter’s 3/27/2007 grant provided for a stock issuance to be made in 2008 if Marvel’s 2007 operating income reached a certain amount (see narrative disclosure below).  The issuance, if any, was to be of stock worth up to $4.3 million at issuance, depending on the level of our 2007 operating income, with the issuance to take place on March 2, 2008 or, if later, the day after the filing of our Annual Report on Form 10-K.  The dollar amount shown in Column (i) assumes the maximum issuance under the award.

(4)  Under the terms of these awards, achievement of the threshold performance level (80% of operating income budget; see narrative disclosure below) would result in a zero payout.  Achievement of the next higher specified performance level (85% of operating income budget) would result in a payout at 25% of the target level.  Performance between the threshold performance level and the next higher performance level would result in an interpolated payout between 0% and 25% of the target payout level.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Non-Equity Incentive Plan Compensation.  Our non-equity incentive plan awards made on March 27, 2007 were performance-based cash bonus awards that used the correlation to operating income given below (with operating income being adjusted to remove the effect of bonuses).  In each case, the target bonus amount was half of 2007 salary received (not including the component of salary formerly called car allowance; see Footnote 1 to the Summary Compensation Table).

Percentage of Operating Income Budget	Operating Income (in millions)	Percentage of Target Bonus Payable

80%	$197.4	0%
85%	$209.7	25%
90%	$222.1	50%
95%	$234.4	75%
100%	$246.8	100%
105%	$259.1	125%

Although our 2007 operating income was above the upper end of the contemplated range ($274.4 million, before adjusting to remove the effect of bonuses) and originally would have provided for bonuses to executive officers at 125% of target, the Compensation Committee, exercising its downward discretion, paid bonuses to each executive officer (other than Mr. Perlmutter, who received no bonus) at 100% of target.  See “Compensation Discussion and Analysis: Annual Bonus,” above.

Non-equity incentive plan compensation shown on our Summary Compensation Table also includes $2.5 million received by Mr. Maisel in 2008 under a January 10, 2007 award, which was paid in early 2008.  We expect that Mr. Maisel will receive no payment under the award made to him on March 27, 2007 with a target payment of $3 million, though a related award was made on March 18, 2008.  See “Compensation Discussion and Analysis: Special Cash Bonus Awards,” above.

Equity Awards.   Mr. Perlmutter’s March 27, 2007 award provided for a target issuance, to be made in 2008, of $4.3 million in restricted stock.  The portion of the target to be issued, if any, was to be determined by the same formula as used for cash bonuses, described above, except that no more than 100% of target could be issuable.  The award terms provided that the stock was to be issued on March 2, 2008 (or later if our Form 10-K filing were delayed; it was not).  The closing price of Marvel’s stock on the trading day immediately preceding the date of issuance was $25.15 per share, and the number of shares issued was therefore 170,974.  The shares are restricted and are scheduled to vest over four years, 25% each year starting in March 2009.

All other equity awards made to the named executive officers in 2007 were grants of restricted stock issued under Marvel’s 2005 Stock Incentive Plan.  The vesting of the stock (except for Mr. Fine’s) was conditioned on our 2007 operating income being at least 10% above 2006 operating income, which it was.  The shares are scheduled to vest over four years, 25% each year starting in March 2008.

Employment Agreements.  Marvel is party to employment agreements with each of the named executive officers.  The material terms of those agreements are described immediately below, in the Compensation Discussion and Analysis above and in “Potential Payments upon Termination or Change in Control,” below.

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               Mr. Perlmutter’s agreement, as amended, expires in November 2009.  Pursuant to the terms of the original employment agreement, dated November 30, 2001, Mr. Perlmutter was not entitled to a salary but he received, subject to stockholder approval, options to purchase 5,925,000 shares of common stock. In January 2002, our stockholders approved the issuance of the options to Mr. Perlmutter, which was made pursuant to a nonqualified stock option agreement under our 1998 Stock Incentive Plan.  The options were all exercised in 2006, but 1,975,000 of the shares of stock issued on exercise of the options remained, until November 30, 2007, non-transferable and subject to our repurchase at the exercise price paid by Mr. Perlmutter in the event that Mr. Perlmutter’s employment ended.  Mr. Perlmutter’s employment agreement was amended in 2006 to provide for a base salary of $700,000 per year.  The agreement does not provide for a target annual cash bonus.

Mr. West’s employment agreement expires on May 31, 2009.  Mr. Maisel’s employment agreement expires on January 12, 2009.  Mr. Turitzin’s employment agreement expires on March 31, 2010.  Mr. Fine’s employment agreement expires on March 31, 2010.  Each of those four agreements provides for a target annual cash bonus in the amount of 50% of salary received for the year.

Each named executive officer’s employment agreement contains standard provisions concerning confidentiality, non-competition and non-solicitation.

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Outstanding Equity Awards at December 31, 2007 Table

The following table shows information concerning grants of outstanding equity awards held by the named executive officers on December 31, 2007.

(a) Name	(b) Number of securities underlying unexercised options exercisable	(c) Number of securities underlying unexercised options unexercisable	(d) Option exercise price	(e) Option expiration date	(f) Number of shares or units of stock that have not vested(1)	(g) Market value of shares or units of stock that have not vested(1)

Isaac Perlmutter					160,988	$4,300,000
					156,250	$4,173,438
					317,238	$8,473,438
	166,667	–	$25.00	5/4/2009	–	–
	166,666	–	$30.00	5/4/2009	–	–
	166,667	–	$35.00	5/4/2009	–	–
	500,000	–	–	–	–	–

Kenneth P. West	65,000	–	$3.73	5/28/2012	–	–
	30,000	–	$5.53	12/10/2012	–	–
	95,000	–	–	–	–	–
					3,658	$97,705
					9,791	$261,518
					7,388	$197,333
					20,837	$556,556

David Maisel	175,000	–	$17.32	12/11/2008	–	–
					14,192	$379,068
					30,769	$821,840
					22,321	$596,194
					67,282	$1,797,102

John Turitzin	75,000		$20.68	2/24/2009	–	–
					9,756	$260,583
					30,769	$821,840
					22,321	$596,194
					62,846	$1,678,617

Alan Fine	–	–	–	–	–	–
					6,857	$183,150

(1) Mr. Perlmutter’s 160,988 shares shown in Column (f) and their value shown in Column (g) represent an award made on March 27, 2007 that provided for a stock issuance to be made in 2008, on March 2 (or, if later, the day after the filing of our Annual Report on Form 10-K).  Marvel’s 2007 operating income exceeded the target level, so $4.3 million was to be the value of the stock at issuance (see narrative disclosure above).  The number of shares shown (160,988) is based on Marvel’s stock price at December 31, 2007, or $26.71 per share.  The number of shares

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actually issued was 170,974, and was based on the stock’s per-share closing price on the trading day immediately preceding March 2, 2008.  Vesting is scheduled to take place 25% each year starting in March 2009.

For all other shares and values shown in Columns (f) and (g), figures are based on Marvel’s stock price at December 31, 2007, or $26.71 per share, and the vesting dates are as follows:

1.         Mr. West’s 3,658 shares, Mr. Maisel’s 14,192 shares and Mr. Turitzin’s 9,756 shares:
100% vested on January 4, 2008.

2.         Mr. West’s 9,791 shares, Mr. Maisel’s 30,769 shares and Mr. Turitzin’s 30,769 shares:
50% vested on January 4, 2008 and 50% scheduled to vest on January 4, 2009.

3.         Mr. Perlmutter’s 156,250 shares, Mr. West’s 7,388 shares, Mr. Maisel’s 22,321 shares,Mr. Turitzin’s 22,321 shares and Mr. Fine's 6,857 shares:
25% vested on March 2, 2008,
25% scheduled to vest on March 2, 2009,
25% scheduled to vest on March 2, 2010 and
25% scheduled to vest on March 2, 2011.

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Option Exercises and Stock Vested Table – 2007

The following table shows information concerning the named executive officers’ option exercises and stock vested in 2007.

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise	(c) Value Realized Upon Exercise	(d) Number of Shares Acquired on Vesting		(e) Value Realized on Vesting

Isaac Perlmutter	–	–	–	(1)	$17,636,750

Kenneth P. West	10,000	$247,700	3,659		$97,329

David Maisel	–	–	14,193		$377,534
	–	–	50,000	(2)	$1,380,000

John Turitzin	–	–	9,756		$259,510
			7,500	(2)	$206,400

Alan Fine	–	–	–		–

(1)  Mr. Perlmutter had 1,975,000 restricted shares vest in 2007.  Those shares were acquired upon the exercise of stock options in 2006, and their value upon exercise (along with that of other shares acquired upon the same exercise) was shown in Column (b) of our Option Exercises and Stock Vested table for 2006 (in the proxy statement for our 2007 annual meeting of stockholders).  When the 1,975,000 shares vested as scheduled in November 2007, they had appreciated in value between the time of exercise and the vesting date by the amount shown in Column (e).

(2)  Settlement of 41,000 stock units, in the case of Mr. Maisel, and 3,500 stock units, in the case of Mr. Turitzin, was deferred in accordance with an agreement between the named executive officer and Marvel.  The deferral will extend until the earliest year in which shares may be delivered in settlement without our losing a tax deduction for the award under Code Section 162(m).  See “Nonqualified Deferred Compensation Table – 2007.”

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Nonqualified Deferred Compensation Table – 2007

We requested that two of our named executive officers agree to defer their receipt of certain shares of restricted stock that were to vest in early 2007, in order that the vesting of the restricted stock would not result in our paying non-deductible compensation under Code Section 162(m).  The officers agreed to exchange the restricted stock for an equivalent number of stock units.  Upon vesting of the stock units in 2007, the delivery of shares in settlement was deferred.  This deferral will extend until the year (or years) in which we can distribute shares in settlement of the stock units without loss of tax deductibility, which would include upon any termination of the named executive officer’s employment.

(a) Name	(b) Executive Contributions in Last FY(1)	(c) Registrant Contributions in Last FY	(d) Aggregate Earnings in Last FY(2)	(e) Aggregate Withdrawals/ Distributions	(f) Aggregate Balance at Last FYE(3)

Isaac Perlmutter	–	–	–	–	–

Kenneth P. West	–	–	–	–	–

David Maisel	$1,131,600	–	$(36,490)	–	$1,095,110

John Turitzin	$96,320	–	$(2,835)	–	$93,485

Alan Fine	–	–	–	–	–

(1)  Amounts in this column represent the market value of shares deliverable in settlement of the deferred stock units at their vesting date.  Deferral has the effect of delaying the date at which we will deliver shares to the executive in settlement of the stock units, but does not result in additional compensation expense for financial reporting purposes in connection with the award or enhance the value of the award to the executive except by virtue of the delay in taxation.  The deferral that resulted in the contributions shown in Column (b) was of shares for which FAS 123(R) charges were taken.  Those charges are included in the “Stock Awards” column of the Summary Compensation Table and were in the following amounts: for Mr. Maisel, $1,277,202 in 2006 and $32,749 in 2007; for Mr. Turitzin, $72,380 in 2006 and $6,032 in 2007.

(2)  Earnings in the last fiscal year include the increase (decrease) during 2007 in the value of shares deliverable in settlement of the stock units.

(3)  The aggregate balance at the end of the year consists of the market value of shares deliverable in the future to settle the deferred stock units.  Market value is based on the closing market price of our common stock on December 31, 2007, or $26.71 per share.

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Potential Payments upon Termination or Change in Control

Our employment agreements with the named executive officers generally provide for payments and benefits to the executive upon termination (actual or constructive) other than for “cause” and additional payments and benefits if the termination occurs within a year after, or in contemplation of, a change in control.  The agreements also provide for payments and benefits where employment ends because of death or disability.

“Cause” refers to serious breaches of an executive’s duties and is rarely invoked.  Constructive termination means an officer’s resigning with “good reason,” which is generally defined in our employment agreements to result from:

•	a substantial and adverse diminishment of the officer’s duties or responsibilities;

•	a change in geographic location of the officer’s place of employment; or

•	a material breach of the agreement by Marvel.

Additionally, Mr. West would have “good reason” to resign if we distributed financial statements to any third party where we knew that he, with our auditors’ concurrence, objected to the statements on the basis that they were not in conformity with generally accepted accounting principles and where we failed to note his objections in the statements themselves.

The following pages show potential payments upon a termination without cause, first absent a change in control and then in connection with a change in control.  Other scenarios in which termination benefits would be provided are described below on this page.

Death or Disability

Upon death or disability, Messrs. West, Maisel, Turitzin and Fine would receive any earned but unpaid bonus, a pro rata bonus for the final year of employment (based on achievements for that year), and accelerated vesting of equity grants; Mr. Perlmutter would receive accelerated vesting of equity grants.  If those events had happened on December 31, 2007, the amounts involved, using the assumptions in the tables below, would have been as follows:

•	$ 4,173,438 for Mr. Perlmutter
•	$ 769,056 for Mr. West
•	$ 7,147,102 for Mr. Maisel ($2.5 million of this amount assumes our release of a motion picture in 2008)
•	$ 1,978,617 for Mr. Turitzin
•	$ 408,150 for Mr. Fine

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Termination (Actual or Constructive) Without Cause, Absent a Change in Control

In general, termination (actual or constructive) without cause entitles Messrs. West, Maisel, Turitzin and Fine, under their employment agreements, to:

•	continuing payments of base salary for either six or twelve months (see footnote 1 to the table below)

•	any earned and unpaid bonus for the previously completed year

•	a pro-rata bonus for the year in which termination occurs, based on achievements for that year

•	continued vesting of equity grants (subject to performance goals’ being met), and reimbursement of COBRA payments, for as long as the right to salary continuation lasts.

Mr. Perlmutter’s employment agreement does not provide for any payment upon termination.

The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, absent a change in control, assuming that the termination occurred on December 31, 2007.

Name	Cash Severance(1)	Pro-Rata Bonus	Option Awards	Stock Awards(2)	Other(3)	Group & Health Benefits(4)	Total

Isaac Perlmutter	–	–	–	–	–	–	–

Kenneth P. West	$425,000	$203,192	–	$277,811	–	$3,422	$909,425

David Maisel	$700,000	$350,000	–	$939,043	$5,000,000	$1,169	$6,990,212

John Turitzin	$300,000	$300,000	–	$820,558	–	$3,001	$1,423,559

Alan Fine	$225,000	$184,250	–	$45,781	–	$3,120	$458,151

(1)  These salary continuation amounts would be paid bi-weekly for 12 months in the cases of Mr. West and Mr. Maisel, and for six months in the cases of Mr. Turitzin and Mr. Fine, and would be reduced (in Mr. Maisel’s case) or stopped (in the cases of Messrs. West, Turitzin and Fine) by any income from new employment or self-employment.  The amounts shown are gross amounts and not present-valued amounts.

(2)  These amounts represent the value (at the December 31, 2007 stock price) of stock awards scheduled to vest during the applicable period of salary continuation (see footnote 1 above), and assuming that the officer did not find new employment or self-employment in that time.  If the officer finds new employment or self-employment, vesting ceases and unvested stock is forfeited.

(3)  This amount is a payment under Mr. Maisel’s January 2007 bonus awards.  Of this amount, $2.5 million assumes our release of a motion picture in 2008.  See “Compensation Discussion and Analysis: Special Cash Bonus Awards,” above.

(4)  These amounts represent COBRA payments to be reimbursed, on the assumption that we would make those payments for the applicable period of salary continuation.  Our obligation to make those payments ends before then if the officer becomes covered under a new medical insurance plan.  The amounts shown are gross amounts and not present-valued amounts.

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Termination (Actual or Constructive) Without Cause, in Connection with a Change in Control

In general, termination (actual or constructive) without cause within one year after, or in connection with, a change in control entitles Messrs. West, Maisel, Turitzin and Fine, under their employment agreements, to:

•	two times the sum of their then-current base salary and the average of the two most recent annual bonuses paid, to be paid in a lump sum within 30 days

•	any earned or unpaid bonus for the previously completed year

•	a pro-rata bonus for the year in which termination occurs, based on achievements for that year

•	immediate vesting of all equity grants

•	reimbursement of COBRA payments for 12 months or until the officer becomes eligible for benefits under a new plan

•
a gross-up of any excise taxes owed by the officer on “excess parachute payments” from Marvel under Section 4999 of the Internal Revenue Code (i.e., a payment by us of any such excise taxes owed and of additional income taxes resulting from the gross-up payment).

Mr. Perlmutter’s employment agreement does not provide for any entitlements upon a change-in-control termination.  Like Marvel employees who receive stock grants in general, however, his stock grants provide that they will vest in full upon a change in control.

A “change in control” under the applicable agreements would occur if any person or group (other than Mr. Perlmutter and his affiliates) became the owner of substantially all of Marvel’s assets or more than half of its stock, or if Marvel were a party to any merger, consolidation or similar transaction as a result of which its stockholders immediately prior to the transaction owned less than half of the surviving entity.

The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, assuming that the termination had occurred on December 31, 2007 in connection with a change in control that occurred that day.  In the absence of termination, a change in control would cause the named executive officers’ equity awards to vest (as shown in Column (d) below) but would confer no other benefit.

(a) Name	(b) Cash Payment(1)	(c) Pro-Rata Bonus	(d) Stock Awards(2)	(e) Other(3)	(f) Group & Health Benefits(4)	(g) Tax Gross-Up(5)	(h) Total

Isaac Perlmutter	–	–	$4,173,438	–	–	–	$4,173,438

Kenneth P. West	$1,095,050	$203,192	$556,556	–	$3,422	–	$1,858,220

David Maisel	$1,825,000	–	$1,797,102	$5,000,000	$1,169	$3,130,553	$11,753,824

John Turitzin	$1,594,231	$300,000	$1,678,617	–	$6,002	$1,416,771	$4,995,621

Alan Fine	$1,500,000	$184,250	$183,150	–	$6,239	–	$1,873,639

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(1)  These amounts, to be paid in a lump sum within 30 days of the change in control, represent a cash payment equal to two times the sum of (i) base salary and (ii) the average of the two most recent annual bonuses paid (in this case, for 2005 and 2006).

(2)  These amounts represent the value of stock awards that would vest upon the change in control, using the stock’s market price at December 31, 2007.  No unvested options were held by any of the named executive officers on December 31, 2007.

(3)  This amount is a payment under Mr. Maisel’s January 2007 bonus awards.  Of this amount, $2.5 million assumes our release of a motion picture in 2008.  See “Compensation Discussion and Analysis: Special Cash Bonus Awards,” above.

(4)  These amounts represent COBRA payments to be reimbursed, on the assumption that we would make those payments for twelve months.  Our obligation to make those payments ends before twelve months if the officer becomes covered under a new medical insurance plan.  The amounts shown are the gross amounts and not present-valued amounts.

(5)  This amount represents a gross-up of excise taxes owed with respect to any of the termination payments we make that are deemed to be “excess parachute payments” under Section 4999 of the Internal Revenue Code.  This amount, together with the excess parachute payments themselves, would be non-deductible by us.

Transactions with Related Persons, Promoters and Certain Control Persons

In March 2007, Marvel adopted a policy stating that transactions between Marvel and “related persons” (as defined in the Securities and Exchange Commission regulations) are to be reviewed by the chairman of the Audit Committee.  The Chairman of the Audit Committee will then make any recommendations to the Board of Directors that he considers appropriate in light of the circumstances.  The policy was ratified in writing by the Audit Committee on May 3, 2007.

We are a party to three registration rights agreements (two from 1998 and one from 2001) with Mr. Perlmutter and some of his affiliates.  Under the terms of each of the agreements, we agreed to file a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of all shares of common stock owned by the stockholder parties as of the date of the agreement.  The registration rights agreements also give the stockholder parties piggyback registration rights with respect to underwritten public offerings of equity securities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information regarding the beneficial ownership of Marvel’s common stock by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of Marvel’s common stock; (ii) each of our directors; (iii) each of the named executive officers; and (iv) all of our current executive officers and directors as a group.  Except as noted, stock ownership information is as of March 10, 2008.  All percentages are based on 78,160,502 shares of common stock outstanding on March 10, 2008.  Unless otherwise indicated, the indicated beneficial owner has sole voting and sole dispositive power over the shares.  Unless otherwise noted, the address of the beneficial owner is in care of Marvel.

Five Percent Stockholders, Directors and Executive Officers	Shares Beneficially Owned	Percentage Owned
Janus Capital Management LLC (1) 151 Detroit Street, Denver, CO 80206	3,878,911	5.0%
James W. Breyer	62,700	*
Laurence N. Charney	6,000	*
F. Peter Cuneo (2)	646,000	*
Alan Fine	40,298	*
Sid Ganis (3)	83,000	*
James F. Halpin (4)	203,250	*
Morton E. Handel (5)	163,500	*
David Maisel (6)	312,933	*
Isaac Perlmutter (7)	29,366,636	37.3%
Richard L. Solar (8)	107,500	*
John Turitzin (9)	186,358	*
Kenneth P. West (10)	107,443	*
All current executive officers and directors as a group (12 persons) (11)	31,285,618	39.2%

* Less than 1%

(1)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.  As reported in that Schedule, Janus Capital Management LLC has sole voting power over 3,878,911 shares and sole dispositive power over 3,878,911 shares of common stock.

(2)	For Mr. Cuneo: Figure includes 640,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(3)	For Mr. Ganis: Figure includes 72,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(4)
For Mr. Halpin: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.  Figures include 10,000 shares owned by Mr. Halpin’s wife.

(5)	For Mr. Handel: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(6)
For Mr. Maisel: Figure includes 175,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.  Figure includes 41,000 shares of common stock that are issuable upon the settlement of stock units.

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(7)	Mr. Perlmutter may be deemed to possess the power to vote and dispose of an aggregate amount of 29,366,636 shares of common stock, consisting of:

(i)	288,161 shares directly owned by Mr. Perlmutter;
(ii)	500,000 shares underlying stock options held by Mr. Perlmutter that are immediately exercisable;
(iii)	10,261,150 shares directly owned by the Isaac Perlmutter Trust 01/28/1993, a Florida revocable trust of which Mr. Perlmutter is a trustee and the sole beneficiary (“the Perlmutter Trust”); and
(iv)
18,317,325 shares owned indirectly by the Perlmutter Trust through its sole ownership of Object Trading Corp. (which directly owns 14,622,680 of those shares) and Zib Inc. (which directly owns 3,694,645 of those shares).

(8)
For Mr. Solar: Figure includes 75,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.  Figure includes (i) 4,200 shares of common stock held by Mr. Solar’s wife, as custodian for their daughter, (ii) 5,200 shares of common stock owned by his son, and (iii) 2,500 shares of common stock owned by his wife.

(9)
For Mr. Turitzin: Figure includes 75,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.  Figure includes 3,500 shares of common stock that are issuable upon the settlement of stock units.

(10)	For Mr. West: Figure includes 85,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(11)
Figure includes 1,697,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.  Figure includes 44,500 shares of common stock that are issuable upon the settlement of stock units.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the securities authorized for issuance under Marvel’s equity compensation plan.

Equity Compensation Plan Information as of December 31, 2007

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights	(b) Weighted average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)

Equity compensation plans approved by security holders	2,204,539	$14.83	6,115,844

Equity compensation plans not approved by security holders	–	N.A.	–

Total	2,204,539	$14.83	6,115,844

(1)	All of these are available for grants of restricted stock, restricted stock units and other full-value awards, as well as for grants of stock options and stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Marvel’s officers and directors, and persons who own more than 10% of a registered class of Marvel’s equity securities (“10% Stockholders”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission.  Officers, directors and 10% Stockholders are required to furnish Marvel with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file such forms, we believe that all of our officers, directors and 10% Stockholders during the fiscal year ended December 31, 2007 complied, during that year, with all Section 16(a) filing requirements applicable to them except that (i) a Form 4 was inadvertently filed late on behalf of Mark Plotkin, our chief accounting officer, reporting a single transaction by his broker in accordance with pre-standing instructions under a 10b5-1 trading plan and (ii) a Form 4 was inadvertently filed late on behalf of each of Messrs. Charney, Fine, Maisel, Plotkin, Turitzin and West reporting, in each case, a single transaction in which they received a grant of restricted stock.

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STOCKHOLDER PROPOSALS

The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and other issues governing stockholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in Marvel’s proxy materials for the 2009 annual meeting of stockholders must be received by Marvel at its principal executive offices at 417 Fifth Avenue, New York, New York 10016, no later than November 26, 2008.

Under the By-Laws, and as permitted by the rules of the Securities and Exchange Commission, certain procedures are provided which a stockholder must follow to nominate people for election as directors or to introduce an item of business at the annual meeting of stockholders.  These procedures provide that, in the case of a meeting such as this annual meeting, notice for nominations or stockholder proposals must be received by Marvel not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting.  The 2008 annual meeting of stockholders will be held on May 6, 2008, so the deadline for such nominations or stockholder proposals will be March 9, 2009.  With regard to the 2008 annual meeting of stockholders, the persons designated as proxies by Marvel in connection with the 2008 annual meeting of stockholders will have discretionary voting authority with respect to any proposal of which Marvel did not receive timely notice.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

OTHER BUSINESS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting.  If any matters properly come before the meeting, the persons named as proxies intend to vote the shares of common stock they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

Marvel will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008, without charge, upon written request to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.  Each person making such a request must make a good-faith representation that, as of the record date, March 10, 2008, such person was a beneficial owner of shares of common stock entitled to vote at the annual meeting.

In order to ensure timely delivery of documents prior to the annual meeting, any request should be received by Marvel promptly.

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MARVEL

417 FIFTH AVENUE
NEW YORK, NY 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Marvel Entertainment, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marvel Entertainment, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MARVL1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARVEL ENTERTAINMENT, INC.

The Board of Directors recommends that you vote "FOR" all the nominees listed under Item 1 and "FOR" Item 2.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote on Directors	0	0	0	______________________

1. Election of Directors
   Nominees:
   01) Sid Ganis
   02) James F. Halpin

Vote on Proposal

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important  Notice  Regarding  Internet  Availability  of  Proxy  Materials  for  the  Annual  Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

___  ___  ___ ___  ___  ___  ___  ___  ___ ___  ___  ___ ___  ___  ___ ___  ___  ___ ___  ___  ___ ___  ___  ___  ___  ___  ___  ___

MARVEL  ENTERTAINMENT,  INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MARVEL ENTERTAINMENT, INC.
FOR AN ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2008.

The undersigned, as a holder of common stock, par value $.01 per share (“Common Stock”), of Marvel Entertainment, Inc., a Delaware corporation (the “Company”) hereby appoints each of John Turitzin and Benjamin Dean with full power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote through the execution of a proxy with respect to the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 11:00 a.m., local time, on May 6, 2008 at the Offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022 or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person.

A stockholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder.

Returned proxy cards will be voted (1) as specified on the matters listed on the reverse side; (2) FOR each listed nominees election as a director of the Company and FOR approval of the proposal listed on the reverse side if no instructions to the contrary are made; and (3) in accordance with the judgment of the persons named as proxies on any other matters that may properly come before the Annual Meeting.

Print and sign your name on the reverse side exactly as it appears thereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, please sign in its full corporate name by its president or an authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

(Continued and to be signed on reverse side)